Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Green China Resources Inc. of our report dated March 01, 2008, of our audit of the financial statements of Shine Media Acquisition Corp. (a Delaware corporation) as of December 31, 2007 and the related statement of income, stockholders’ equity and cash flows for the year ended December 31, 2007 and for the period from inception (June 24, 2005) to December 31, 2007 and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
June 20, 2008